Exhibit 99.1

LEVI STRAUSS & Co. NEWS	1155 Battery Street, San Francisco, CA 94111

	Investor Contact:	Eileen VanEss
Levi Strauss & Co.
(415) 501-2477
For immediate release
	Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. EXPLORES SALE OF DOCKERS® BRAND

SAN FRANCISCO (May 11, 2004) – Levi Strauss & Co. (LS&CO.) today announced that it is exploring the sale of its worldwide Dockers® casual clothing business. The company has retained Citigroup Inc. to assist with the potential sale of the Dockers® business.

The Dockers® brand is one of the world’s largest apparel brands, generating annual worldwide revenue of approximately $1.4 billion, including more than $360 million in licensee wholesale revenue. It is the leading casual pants brand in the United States and has a worldwide presence with sales in more than 50 countries in North America, Latin America, Europe and Asia.

“We are choosing to sell the Dockers® brand because we want to reduce our debt substantially, improve the capital structure of the company, and focus our resources on growing our Levi’s® and Levi Strauss Signature™ businesses,” said Phil Marineau, chief executive officer. “We have made good progress in improving our competitiveness and financial strength, including taking cost and complexity out of our business, revamping our Levi’s® brand products and marketing, and expanding our Levi Strauss Signature™ brand for value-conscious consumers. Selling the Dockers® business would be a significant next step towards achieving our long-term financial performance goals for the company.”

Bobbi Silten, president of the Dockers® brand, said: “During this process our Dockers® brand teams around the world will continue to move full steam ahead to bring innovative new products and marketing programs to the marketplace without interruption. We will minimize disruption for our customers, suppliers and licensees, and expect to make any transition as seamless as possible.”

LS&CO. Explores Sale of Dockers® Brand/Add One

May 11, 2004

As of May 9, 2004, Levi Strauss & Co. had available liquidity resources of approximately $490 million and total debt, less cash, of approximately $2.02 billion. “We have sufficient liquidity and expect to remain in covenant compliance throughout the year whether we sell the Dockers® business or not,” said Jim Fogarty, chief financial officer. “This proposed transaction is a strategic choice that we’ve made as one of a number of actions we’ve been taking to reduce our debt, improve our financial strength, focus our resources and investment, and make us more competitive. We believe the sale of the Dockers® business, coupled with our previously announced initiatives to deliver more competitive operating and SG&A margins in 2005, would transform Levi Strauss & Co.”

The company will seek amendments to its current lending agreements to facilitate the proposed sale of the Dockers® business.

About the Dockers® brand

The Dockers® brand was introduced by Levi Strauss & Co. in 1986, creating an entirely new category of casual clothing in the United States. A year later, it became the fastest growing apparel brand in history. Throughout the 1990s, the Dockers® brand was instrumental in fueling the casual businesswear trend in the United States, changing what office workers wear to work. Today, the Dockers® brand is the leader in the casual pants category in the United States. For example, our U.S. market research shows that:

•	Three out of four men in the United States who own casual pants own and wear Dockers® pants.

•	Three out of four men view Dockers® pants as “the original khaki.”

•	Dockers® brand satisfaction among men is the highest of any major casual pant brand.

•	Dockers® brand quality is rated higher by men than products from the brand’s major competitors.

The Dockers® brand offers a broad range of stylish, comfortable and versatile casual clothes and lifestyle products, including head-to-toe wardrobe options for men, women, boys and girls; eyewear; and a wide range of products for the home. The brand has been a leader in developing innovative apparel design and performance features in recent years, such as the Dockers® Mobile™ Pant, Dockers® Go Khaki® pants and shirts with Stain Defender™ finish and the Dockers® original khaki with Dockers® Individual Fit® waistband technology. More information about Dockers® brand products is available at www.dockers.com.

LS&CO. Explores Sale of Dockers® Brand/Add Two

May 11, 2004

Levi Strauss & Co. is one of the world’s leading branded apparel companies with 2003 net sales of $4.1 billion. LS&CO. markets its products in more than 110 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi’s®, Dockers® and Levi Strauss Signature™ brands.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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